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                                                                     EXHIBIT 3.1


                              CERTIFICATE OF MERGER

                                       OF

                            PRINTING ACQUISITION INC.

                                      INTO

                             WORLD COLOR PRESS, INC.


         Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), World Color Press, Inc. ("World Color"), a Delaware corporation,

         DOES HEREBY CERTIFY THAT:

         FIRST: The name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") in the merger is as follows:

                  NAME                        STATE OF INCORPORATION
                  ----                        ----------------------

         Printing Acquisition Inc.                   Delaware
         World Color Press, Inc.                     Delaware

         SECOND: An Agreement and Plan of Merger dated as of July 12, 1999 (the "Merger Agreement") by and among Quebecor Printing Inc., a corporation amalgamated under the laws of Canada and the owner of all of the outstanding capital stock of Printing Acquisition Inc., Printing Acquisition Inc. and World Color has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

         THIRD: The surviving corporation in the merger is World Color. The certificate of incorporation of the surviving corporation will be amended in the merger to change the name of the surviving corporation to Quebecor World (USA) Inc.

         FOURTH: The certificate of incorporation of World Color Press, Inc. as in effect immediately prior to the time the merger becomes effective shall be amended to read in its entirety as follows:

                                      FIRST

         The name of the corporation is Quebecor World (USA) Inc. (the "Corporation").

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                                     SECOND

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                      THIRD

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                     FOURTH

         The total number of shares of common stock which the Corporation shall have the authority to issue is three thousand (3,000), par value $1.00 per share, amounting in the aggregate to $3,000.

                                      FIFTH

         The Corporation is to have perpetual existence.

                                      SIXTH

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                     SEVENTH

         Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                     EIGHTH

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      NINTH

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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         FIFTH: An executed Merger Agreement is on file at an office of the surviving corporation located at The Mill, 340 Pemberwick Road, Greenwich, CT 06831.

         SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost to any stockholder of any Constituent Corporation.

         SEVENTH: This Certificate of Merger and the merger provided for herein shall become effective at 12 p.m. on October 8, 1999.


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         IN WITNESS WHEREOF, this certificate of Merger has been executed as of the 8th day of October, 1999

                                  World Color Press, Inc.

                                   By: /s/ Michel P. Salbaing
                                       ------------------------
                                       Name: Michel P. Salbaing
                                       Title: Senior Vice President, Finance

ATTEST:


/s/ Jennifer Adams
---------------------
Name:  Jennifer Adams
Its Secretary